News

DENBURY ANNOUNCES ENTRY INTO
NOTE EXCHANGE AGREEMENTS

PLANO, TX – November 30, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its entry into privately negotiated exchange agreements with holders of approximately $610 million in aggregate principal amount of its outstanding senior subordinated notes due 2022 and 2023 (the “Old Notes”) to exchange those Old Notes for approximately $466 million in aggregate principal amount of “New Notes” (defined below).

The “New Notes” consist of approximately $382 million in aggregate principal amount of new 9¼% Senior Secured Second Lien Notes due 2022 (the “New Second Lien Notes”) and approximately $85 million in aggregate principal amount of new 3½% Convertible Senior Notes due 2024 (the “New Convertible Notes”).

Pursuant to the exchange agreements, the Company will exchange the New Notes for approximately $364 million in aggregate principal amount of its outstanding 5½% Senior Subordinated Notes due 2022 (the “2022 Notes”), reducing the outstanding principal amount of the 2022 Notes to $409 million, and approximately $246 million in aggregate principal amount of its 4⅝% Senior Subordinated Notes due 2023 (the “2023 Notes”), reducing the outstanding principal amount of the 2023 Notes to $377 million.

Chris Kendall, Denbury’s President and CEO commented, “This exchange is another positive step on our path toward improving our balance sheet, and will result in a debt principal reduction of $144 million upon closing, increasing to approximately $228 million assuming the convertible notes fully convert into 39 million shares. This is a prime example of our ability to use the flexibility in the Company’s capital structure to positively impact the Company and its stakeholders.”

Like the Company’s 9% Senior Secured Second Lien Notes due 2021 issued by the Company in May 2016 (“Existing Second Lien Notes”), the New Notes will be senior in right of payment to the Company’s outstanding senior subordinated notes and to any other current or future subordinated indebtedness of the Company. The New Notes will be fully and unconditionally guaranteed, jointly and severally, by subsidiaries of the Company representing substantially all of the Company’s assets, operations and income.

The New Second Lien Notes will mature on March 31, 2022 and will bear interest at a rate of 9.25% per annum payable in cash. The New Second Lien Notes will be secured by second-priority liens on the assets that secure the Company’s senior secured bank credit facility, which assets also secure the Company’s Existing Second Lien Notes. The covenants of the New Second Lien Notes are the same in all material respects as those of the $615 million of 9% Existing Second Lien Notes.

The New Convertible Notes will mature on March 31, 2024 and will bear interest at a rate of 3.50% per annum payable in cash. The New Convertible Notes are convertible into the Company’s common stock at any time, at the option of the noteholders, at a rate of 444.44 shares of common stock per $1,000 principal amount of New Convertible Notes, provided that the conversion rate will increase to (a) 460 shares of common stock per $1,000 principal amount of New Convertible Notes if converted during approximately the first 60 days after the registration statement covering resales of common stock issuable upon conversion of New Convertible Notes becomes effective or (b) 455.56 shares of common stock per $1,000 principal amount if converted during approximately the second 60 days after the registration statement covering resales of common stock issuable upon conversion of New Convertible Notes becomes effective. The New Convertible Notes are convertible into between 38 million and 39 million shares of the Company’s common stock. The New Convertible Notes will automatically convert at a rate of 444.44 shares per $1,000 principal amount of New Convertible Notes if the Company’s stock price is at or above $2.65 per share based on a volume-weighted average price for ten out of fifteen consecutive trading days, subject to dividend, distribution or other customary adjustments. The Company expects that the exchanges will close on or around December 6, 2017, subject to customary closing conditions.

The New Notes may not be offered or sold within the United States or to or for the account or benefit of any U.S. person, absent registration or an applicable exemption from registration requirements. The Company has not registered, and does not currently intend to register, the New Notes under the U.S. Securities Act of 1933, as amended, or under any state securities laws, and the New Notes will be issued pursuant to an exemption therefrom.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information. There is no assurance that these assumptions will prove to be correct.  In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date.  Denbury assumes no obligation to update its forward-looking statements.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383